AMENDED AND RESTATED
                       MARKETING REPRESENTATIVE AGREEMENT

         This Agreement, entered into on the date designated below, is between BioLynx.Com, Inc. (hereinafter referred to as "BioLynx"), a Texas corporation, with its principal place of business located at 5617 Grissom Road, San Antonio, Texas 78228 and SOS Staffing Services, Inc. (hereinafter referred to as "Representative"), a Utah corporation, with its principal place of business located at 1415 South Main Street, Salt Lake City, Utah, 84115. BioLynx and Representative are collectively referred to as "Parties".

         Whereas, BioLynx is the owner of and has the right to distribute certain "hardware'"; has propriety rights to certain "software"; and agrees to supply the "services" necessary to provide a time, attendance and data integrated payroll system. The "hardware" and "software" are collectively referred to as "products"; and,

         Whereas, Representative desires to market the products and services of BioLynx under the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained the parties agree as follows:

         1. Appointment. BioLynx hereby appoints Representative as an authorized distributor of its products and services. The Representative may solicit Service Agreements anywhere within the United States, but without any exclusive right in any territory except in the staffing industry where except in the state of Texas, no staffing industry firm other than Representative shall be engaged as an authorized distributor of its products and services during the term of this Agreement or any extension thereof. Representative may, with the consent of BioLynx, which consent shall not be unreasonably withheld, subcontract to other staffing industry firms the distribution of BioLynx's products and services.

         2. Designated Customers. In consideration of Representative efforts to market BioLynx's products and services, BioLynx agrees that, any contact made by Representation shall provide Representation. Also, any contact from parties engaged by representative shall carry the same terms as above. The exclusive right to sell the products and services to such designated customer for a period of one hundred eighty (180) days.

         3. Term of Appointment. Representative's appointment shall commence on the date of this agreement and remain in full force and effect for a period of three (3) years from date hereof, but is subject to the following:

            (a) This appointment and the term of this Agreement shall automatically be extended for a period of one year after the expiration of the original term, or any subsequent renewal term, unless either party notifies the other in writing of its intent to terminate this Agreement at the end of such term at least sixty (60) days prior to the end of the original term or any such renewal term.

            (b) If either party shall cease to function as a going concern, or a receiver is appointed or applied for, or a petition under the federal bankruptcy code is filed by or against it, or it makes an assignment for the benefit of creditors, The non-defaulting party may upon two days written notice terminate this agreement, but such termination shall be without prejudice to the rights of the parties with respect to products already sold and delivered.

            (c) In the event of the termination of this agreement, BioLynx agrees that the fees payable to Representative hereunder and under any Service Agreements, as defined below, shall continue for a period of one (1) year from the date of termination.

         4. Duties of Representative. Upon acceptance of this appointment, Representative agrees as follows:

            (a) To use commercially reasonable efforts to obtain service agreements for the installation of 100 units within a reasonable time from the date hereof. The inventory of products is to be maintained at the principal place of business of BioLynx and all installations and services shall be performed by BioLynx personnel.

            (b) To attend an orientation and training seminar at BioLynx's home office in San Antonio, Texas. All expenses of attending the seminar will be the responsibility of the Representative.

            (c) Unless the parties agree that another arrangement is more appropriate, to be responsible for billing and collecting service fees from its customers. The minimum service fee for each product shall be the greater of $125.00 per week or $5.00 per employee utilizing the unit per week unless otherwise agreed (the "Minimum Service Fee").

            (d) To promptly pay BioLynx its invoice for products and services. BioLynx will bill Representative an amount equal to fifty per cent (50%) of the Minimum Service Fee for each product that Representative actually places. If Representative places products at a price above the Minimum Service Fee, Representative shall be entitled to the entire amount of such excess over the Minimum Service Fees. BioLynx shall not submit invoices more frequently than Representative actually receives the Minimum Service Fees under the Service Agreements.

         5.   Duties  of   BioLynx.   In   consideration   of   Representative's
undertakings, BioLynx agrees as follows:

            (a) To coordinate and complete all installations in a commercially reasonable time and manner.

            (b) To provide marketing materials (limited to 20 brochures per product, with additional materials available on an "at cost" basis)

            (c) To employ, at its sole cost and expense, qualified personnel to provide the required services and products under the service agreement.

            (d) To provide customer support services at the levels specified in the service agreement, the form of which is attached hereto Exhibit A and incorporated herein by this reference (the "Service Agreement").

            (e) To undertake research and development and upgrade products as may become necessary.

            (f) To provide Representative with five (5) free "demo" products. Representative may purchase additional "demo" products at a cost of $1,000.00 per unit.

         6. Representations and Warranties. BioLynx represents and warrants to Representative that all software used in or in connection with the products and services which are the subject of this Agreement is and shall be original works of authorship of BioLynx, or shall be fully available for use in such software by BioLynx through appropriate license or purchase of rights.

         BioLynx represents and warrants to Representative that no technology used in or in connection with the services or products will violate any copyright, trade secret, trade dress, trademark or patent of any third party.

         7. Indemnification. BioLynx shall indemnify and hold Representative harmless from and against all costs, expenses, including reasonable attorney's fees, claims, proceedings, causes of action, damages, and liabilities arising from or related to any breach of the representations and warranties made by BioLynx in paragraph 7 of this Agreement.

         8. Confidentiality. Contemporaneously with the execution of this agreement, the parties have executed a Confidentiality Agreement that is attached hereto and incorporated herein for all purposes.

         9. Waiver. The failure of either party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

         10. Assignment. This appointment is personal, and the rights hereunder are not assignable or the obligations imposed delegable with out the prior written consent of BioLynx, which shall not be unreasonably withheld.

         11. Modification. No renewal or termination of this agreement, or modification or waiver of any of the provisions herein contained, or any future representations. promises, or condition in connection with the subject matter hereof shall be binding unless made in writing. A mere acknowledgment or acceptance of any order inconsistent with the terms of this agreement, or the making of deliveries pursuant thereto, shall not be deemed an acceptance or approval of the inconsistent provisions.

         12. Construction. This instrument contains the entire agreement between the parties. All prior and collateral representations, promises and conditions are expressly merged herein. Any representations, promises or conditions not incorporated herein shall not be binding upon either party.

         13. Mandatory Arbitration. The parties agree than any dispute or claim concerning this agreement will be settled by arbitration. The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrators, including determination of amount of damages suffered shall be exclusive,-final and binding on both parties, their heirs, successors administrators and assigns.

         14. Governing  Law.   This  agreement  shall be governed by laws of the
State of Texas. IN WITNESS WHEREOF, the parties have executed this agreement on the 2;6 day of

By: /s/ Reagan Hicks                              By: /s/ JoAnn W. Wagner
--------------------                              -----------------------
        Reagan Hicks                                      JoAnn W. Wagner
        President and CEO                                 Chairman, President,
                                                          and CEO